Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

May 5, 2023

The Board of Directors

City Office REIT, Inc.

We consent to the use of our report dated February 23, 2023 on the consolidated financial statements of City Office REIT, Inc., which comprise the consolidated balance sheets as at December 31, 2022 and December 31, 2021, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022, the related notes, and financial statement schedule III, and our report dated February 23, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022, which are incorporated by reference in the Registration Statement on Form S-8 dated May 5, 2023 of City Office REIT, Inc.

/s/ KPMG LLP

Chartered Professional Accountants

May 5, 2023

Vancouver, Canada